Exhibit 99.1

            Itron Reports Financial Results for Second Quarter 2004

     SPOKANE, Wash.--(BUSINESS WIRE)--July 19, 2004--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter ended June 30, 2004.
     In January 2004, we began to implement an organizational change which resulted in a change in our segment reporting from four primary market facing business units, Electric, Natural Gas, Water & Public Power and International, to two operating groups, Hardware Solutions and Software Solutions. Segment information in this press release is based on the new segment reporting structure. Previous segment information has been restated to conform to the current organizational presentation. In addition, in the process of implementing the organizational change, we reviewed the classification of expenses related to certain activities and as a result, certain amounts in 2003 and the first quarter of 2004 have been reclassified to conform to the current period presentation.
     On July 1, 2004, we closed the acquisition of Schlumberger's electricity metering products division (SEM) for a purchase price of $248 million. We used proceeds from a new $240 million senior secured credit facility and $125 million in senior subordinated notes to finance the acquisition, pay related fees and expenses, and repay approximately $50.2 million of outstanding debt under our existing credit facility. The $125 million of senior subordinated notes was closed into escrow in early May and is reflected as long-term restricted cash on our balance sheet at June 30, 2004. Our results for the second quarter include approximately two months of net interest expense related to that debt as well as certain miscellaneous expenses associated with the acquisition and integration. We will begin to report combined operating results effective with our third quarter 2004 financial results.
     Second quarter revenues were $79.6 million compared with $80.3 million in the second quarter of 2003. Hardware Solutions revenues decreased $1.9 million in 2004 compared to 2003 due to lower handheld meter reading revenues offset by higher shipments of automatic meter reading (AMR) hardware and increased revenues for AMR installation and implementation services. Software Solutions revenues increased $1.3 million in 2004 due to higher software license revenues along with related implementation and consulting services.
     Year-to-date 2004 revenues were $145.2 million compared with $154.9 million in the first six months of 2003, with the lower revenues this year primarily related to lower handheld meter reading system revenues.
     While revenues in 2004 declined for the quarter and year-to-date periods, new order bookings increased. New order bookings for the quarter were $66 million compared with $41 million in the second quarter of 2003. New order bookings in the first six months of 2004 were $132 million, 30% higher than in the first six months of 2003. Total backlog at June 30, 2004 was $153 million compared with $155 million last quarter and $173 million a year ago. Twelve-month backlog, which represents the portion of backlog that will be earned over the next twelve months, was $76 million at June 30, 2004, compared with $79 million at March 31, 2004 and June 30, 2003.
     Earnings in the second quarter of 2004 were impacted by unusual non-operating expenses, including $1.3 million of net interest expense associated with debt financing for the SEM acquisition and a $775,000 write-off of the Company's remaining minority investment in Lanthorn Technologies.
     On a GAAP basis, Itron had net income of $818,000 in the quarter, compared with $4.2 million in the second quarter of 2003. Year-to-date GAAP net income was $80,000 compared with $7.1 million in 2003.
     Pro forma net income for the second quarter was $2.1 million, or 10 cents per diluted share, compared with $6.1 million, or 28 cents per diluted share in the second quarter of 2003. Year-to-date pro forma net income was $4.1 million, or 19 cents per diluted share, compared with $12.4 million, or 57 cents per diluted share in 2003. Pro forma earnings exclude intangible amortization expenses, restructuring charges and in-process R&D charges. A schedule reconciling income between GAAP and pro forma is attached to this release.
     Gross margin for the quarter and year-to-date period in 2004 was 46% compared with 49% in the second quarter and year-to-date period in 2003. The decrease in gross margin in 2004 primarily reflects a mix shift in hardware, including the mix of AMR units, sales through indirect channels and handheld systems. Revenues through indirect channels were approximately 22% of year-to-date revenues in 2004 compared with 18% in 2003.
     Cash used by operations was $6.8 million for the quarter. Accounts receivable increased $14.3 million in the quarter due to the timing of sales late in June and was the primary use of cash. Year-to-date cash flow from operations was $7.2 million in 2004 compared with $9.3 million in 2003.
     Short-term borrowings were $21 million at June 30, 2004, up from $5 million at March 31, 2004. Approximately $8.8 million of quarter-end borrowings were related to pre-funding of various items for the SEM acquisition and pre-acquisition costs. At June 30, 2004 we had approximately $128.3 million of restricted cash and had outstanding $124.1 million of discounted senior subordinated notes related to the SEM acquisition which closed the next day.
     "We close the first half of the year delighted to have finally completed the acquisition of Schlumberger Electricity Metering," said LeRoy Nosbaum, chairman and CEO. "On the other hand, we are not pleased with our financial results in the first two quarters. The utility industry in general and large electric and gas utilities specifically, continue to be in the doldrums. Despite the presence of justifiable business cases, larger AMR projects have not moved forward at the pace we had expected due to numerous other issues at our customers ranging from financial to organizational.
     "Accordingly, we have lowered our outlook for AMR revenues for the remainder of the year to reflect further delays in large orders from some of the investor-owned utilities with whom we are working. Fortunately, the acquisition of our new electricity metering business provides nice revenue and earnings growth on top of what appears to be a relatively flat year for our historic business."

     Business Outlook:

     For the last six months of 2004, we expect revenues to be between $265 and $270 million, compared with $162 million in revenues for Itron in the last six months of 2003. We expect pro forma net income for the last six months of 2004 to be between $15.5 and $16.5 million, or 70 to 75 cents per diluted share, compared with $6.8 million, or 31 cents per diluted share for Itron in the last six months of 2003.

     Use of Pro Forma Financial Information:

     To supplement our consolidated financial statements presented in accordance with GAAP, we use pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors in terms of enhancing their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

     Earnings Conference Call:

     Itron will host a conference call to discuss the financial results for the quarter at 1:45 p.m. PT on July 19, 2004. The call will be webcast in a listen only mode by Thomson/CCBN and can be accessed online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the live call through Thomson's StreetEvents Network at www.fulldisclosure.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PT) and webcast replays will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), and entering passcode #351152.

     Forward Looking Statements:

     This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, potential disruptions in operations associated with integrating the SEM acquisition, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

     About Itron:

     Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.

     Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.


                                   ITRON, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


(Unaudited, in thousands,
 except per share data)         Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                   2004     2003      2004      2003
Revenues                         --------  -------  --------  --------
   Sales                        $ 68,015  $69,941  $123,031  $133,858
   Service                        11,627   10,323    22,213    21,051
                                 --------  -------  --------  --------
   Total revenues                 79,642   80,264   145,244   154,909
                                 --------  -------  --------  --------
Cost of revenues
   Sales                          36,608   33,629    65,831    63,490
   Service                         6,776    7,281    13,283    15,203
                                 --------  -------  --------  --------
   Total cost of revenues         43,384   40,910    79,114    78,693
                                 --------  -------  --------  --------
Gross profit                      36,258   39,354    66,130    76,216

Operating expenses
   Sales and marketing            10,272   10,959    19,926    20,289
   Product development            10,554   11,042    20,776    20,933
   General and administrative      8,652    6,730    15,278    13,877
   Amortization of intangibles     2,027    2,765     4,054     4,653
   Restructurings                     52       43     2,434     2,208
   In-process research and
    development                        -        -         -       900
                                 --------  -------  --------  --------
   Total operating expenses       31,557   31,539    62,468    62,860
                                 --------  -------  --------  --------
Operating income                   4,701    7,815     3,662    13,356
Other income (expense)
   Equity in affiliates                8       30         -        52
   Interest income                   111       28       128       197
   Interest expense               (2,261)    (929)   (3,015)   (1,385)
   Other income (expense), net    (1,009)     (61)     (735)      (36)
                                 --------  -------  --------  --------
   Total other income (expense)   (3,151)    (932)   (3,622)   (1,172)
                                 --------  -------  --------  --------

Income before income taxes         1,550    6,883        40    12,184
Income tax benefit (provision)      (732)  (2,710)       40    (5,095)
                                 --------  -------  --------  --------
Net income                      $    818  $ 4,173  $     80  $  7,089
                                 --------  -------  --------  --------

Earnings per share
   Basic net income per share   $   0.04  $  0.20  $   0.00  $   0.35
                                 --------  -------  --------  --------

   Diluted net income per share $   0.04  $  0.19  $   0.00  $   0.33
                                 --------  -------  --------  --------

Weighted average number of
 shares outstanding
   Basic                          20,845   20,372    20,750    20,306
   Diluted                        22,111   21,765    21,987    21,603


                                   ITRON, INC.
            RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS

(Unaudited, in thousands, except
 per share data)                   Three Months Ended Six Months Ended
                                        June 30,         June 30,
                                      2004     2003    2004     2003
PRO FORMA NET INCOME                -------  -------  -------  -------
GAAP basis income before income
 taxes                             $ 1,550  $ 6,883  $    40  $12,184

Adjustments to net income
  Amortization of intangibles        2,027    2,765    4,054    4,653
  Restructurings                        52       43    2,434    2,208
  In-process research and
   development                           -        -        -      900
                                    -------  -------  -------  -------
     Total adjustments               2,079    2,808    6,488    7,761

Adjusted income before income taxes  3,629    9,691    6,528   19,945
Income tax provision                (1,510)  (3,623)  (2,432)  (7,567)
                                    -------  -------  -------  -------
Pro forma net income               $ 2,119  $ 6,068  $ 4,096  $12,378
                                    -------  -------  -------  -------


PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic
 shares outstanding                 20,845   20,372   20,750   20,306

Basic pro forma net income per
 share                             $  0.10  $  0.30  $  0.20  $  0.61
                                    -------  -------  -------  -------
Diluted
Weighted average number of basic
 shares outstanding                 20,845   20,372   20,750   20,306
Employee stock option shares         1,266    1,393    1,237    1,297
                                    -------  -------  -------  -------

Weighted average number of diluted
 shares outstanding                 22,111   21,765   21,987   21,603

Pro forma net income               $ 2,119  $ 6,068  $ 4,096  $12,378
                                    -------  -------  -------  -------

Diluted pro forma net income per
 share                             $  0.10  $  0.28  $  0.19  $  0.57
                                    -------  -------  -------  -------

                                   ITRON, INC.
                               SEGMENT INFORMATION

(Unaudited, in thousands)       Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
Revenues
  Hardware Solutions           $ 70,177  $ 72,069  $128,466  $137,865
  Software Solutions              9,465     8,195    16,778    17,044
                                --------  --------  --------  --------
      Total Company            $ 79,642  $ 80,264  $145,244  $154,909
                                --------  --------  --------  --------

Gross profit
  Hardware Solutions           $ 32,484  $ 37,101  $ 60,495  $ 71,058
  Software Solutions              3,774     2,253     5,635     5,158
                                --------  --------  --------  --------
      Total Company            $ 36,258  $ 39,354  $ 66,130  $ 76,216
                                --------  --------  --------  --------

Operating income (loss)
  Hardware Solutions           $ 24,033  $ 28,344  $ 44,310  $ 54,410
  Software Solutions             (1,737)   (3,591)   (5,984)   (8,792)
  Corporate unallocated         (17,595)  (16,938)  (34,664)  (32,262)
                                --------  --------  --------  --------
      Total Company            $  4,701  $  7,815  $  3,662  $ 13,356
                                --------  --------  --------  --------


                                   ITRON, INC.
                           CONSOLIDATED BALANCE SHEETS


(Unaudited, in thousands)                      June 30,   December 31,
                                                 2004         2003
                                               ----------   ----------
                       ASSETS

Current assets
Cash and cash equivalents                     $    2,227   $    6,240
Accounts receivable, net                          61,716       70,782
Inventories                                       20,357       16,037
Deferred income taxes, net                         5,266       11,673
Other                                              3,854        4,557
                                               ----------   ----------
     Total current assets                         93,420      109,289

Property, plant and equipment, net                44,427       42,818
Intangible assets, net                            18,925       22,979
Goodwill                                          90,440       90,385
Restricted cash                                  128,310            -
Deferred income taxes, net                        39,345       31,755
Other                                              9,988        6,263
                                               ----------   ----------
     Total assets                             $  424,855   $  303,489
                                               ----------   ----------

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses         $   22,824   $   26,236
Wages and benefits payable                        10,920       10,711
Short-term borrowings                             21,000       10,000
Current portion of debt                           17,435       38,245
Current portion of warranty                        7,995       13,939
Unearned revenue                                  11,240       12,004
                                               ----------   ----------
     Total current liabilities                    91,414      111,135

Long-term debt                                   136,593            -
Project financing debt                             3,632        4,024
Warranty                                           3,768        3,536
Other obligations                                  7,259        7,550
                                               ----------   ----------
     Total liabilities                           242,666      126,245

Shareholders' equity
Preferred stock                                        -            -
Common stock                                     205,760      200,567
Accumulated other comprehensive loss                (464)        (136)
Accumulated deficit                              (23,107)     (23,187)
                                               ----------   ----------
     Total shareholders' equity                  182,189      177,244
                                               ----------   ----------
     Total liabilities and shareholders'
      equity                                  $  424,855   $  303,489
                                               ----------   ----------


     CONTACT: Itron, Inc.
              Mima Scarpelli, 509-891-3565
              mima.scarpelli@itron.com